Exhibit 16.2
April 14, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Too, Inc. (copy attached), which we understand has been filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Too, Inc. dated February 9, 2006. We agree with the statements concerning our Firm in such Form 8-K/A.
Very truly yours,
/s/ PricewaterhouseCoopers LLP